Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2013			December 31, 2012
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$360	$1,522	$1,882	$374	$1,489	$1,863
Undistributed Earnings	1,556	5,784	7,340	506	1,810	2,316
Net Income	$1,916	$7,306	$9,222	$880	$3,299	$4,179
Average Basic Shares Outstanding	8,146	30,288	38,434	8,320	29,757	38,077
Basic Earnings Per Share	$0.24	$0.24		$0.11	$0.11
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$368	$1,522	$1,890	$384	$1,489	$1,873
Undistributed Earnings	1,581	5,751	7,332	514	1,792	2,306
Net Income	$1,949	$7,273	$9,222	$898	$3,281	$4,179
Average Diluted Shares Outstanding	8,325	30,288	38,613	8,538	29,757	38,295
Diluted Earnings Per Share	$0.23	$0.24		$0.11	$0.11
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$1,916	$7,306	$9,222	$880	$3,299	$4,179
Assumed Dividends Payable on Dilutive Performance Shares	8	—	8	10	—	10
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	25	(33)	(8)	8	(18)	(10)
Net Income Used for Diluted EPS Calculation	$1,949	$7,273	$9,222	$898	$3,281	$4,179
Average Shares Outstanding for Basic EPS Calculation	8,146	30,288	38,434	8,320	29,757	38,077
Dilutive Effect of Average Outstanding Performance Shares	179	—	179	218	—	218
Average Shares Outstanding for Diluted EPS Calculation	8,325	30,288	38,613	8,538	29,757	38,295

All of the 235,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarter ended December 31, 2012. There were no stock options outstanding during the quarter ended December 31, 2013.

(Unaudited)	Six Months Ended			Six Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2013			December 31, 2012
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$735	$3,027	$3,762	$758	$2,966	$3,724
Undistributed Earnings	3,136	11,507	14,643	1,275	4,141	5,416
Net Income	$3,871	$14,534	$18,405	$2,033	$7,107	$9,140
Average Basic Shares Outstanding	8,217	30,155	38,372	8,954	29,093	38,047
Basic Earnings Per Share	$0.47	$0.48		$0.23	$0.24
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$770	$3,027	$3,797	$795	$2,966	$3,761
Undistributed Earnings	3,243	11,365	14,608	1,311	4,068	5,379
Net Income	$4,013	$14,392	$18,405	$2,106	$7,034	$9,140
Average Diluted Shares Outstanding	8,605	30,155	38,760	9,376	29,093	38,469
Diluted Earnings Per Share	$0.47	$0.48		$0.22	$0.24
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$3,871	$14,534	$18,405	$2,033	$7,107	$9,140
Assumed Dividends Payable on Dilutive Performance Shares	35	—	35	37	—	37
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	107	(142)	(35)	36	(73)	(37)
Net Income Used for Diluted EPS Calculation	$4,013	$14,392	$18,405	$2,106	$7,034	$9,140
Average Shares Outstanding for Basic EPS Calculation	8,217	30,155	38,372	8,954	29,093	38,047
Dilutive Effect of Average Outstanding Performance Shares	388	—	388	422	—	422
Average Shares Outstanding for Diluted EPS Calculation	8,605	30,155	38,760	9,376	29,093	38,469

All of the 316,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the six months ended December 31, 2012. There were no stock options outstanding during the six months ended December 31, 2013.